SECURED PROMISSORY NOTE
   $500,000                                                   March 26, 1997

         FOR VALUE RECE[VED, the undersigned, CONSUMAT ENVIRONMENTAL SYSTEMS, INC., a Virginia corporation ("Maker"), promises to pay to the order of SIRROM INVESTMIMTS, INC., a Tennessee corporation ("Payee"; Payee and any subsequent holders hereof are hereinafter referred to collectively as "Holder"), at P.O. Box 30443, Nashville, Tennessee 37241A)443, or at such other place as Holder may designate to Maker in writing from time to time, the principal sum of FIVE HUNDRED THOUSAND AND NO/100THS DOLLARS ($500,000), together with interest on the outstanding principal balance hereof from the date hereof at the rate of fourteen percent (14%) per annum (computed on the basis of a 360 day year); provided, however, that Holder may charge and receive interest upon any renewal or extension hereof at the greater of (i) the rate set out above, or (ii) any rate agreed to by the undersigned that is not in excess of the maximum rate of interest allowed to be charged under applicable law (the "Maximum Rate") at the time of such renewal or extension.

         Interest only on the outstanding principal balance hereof shall be due and payable monthly, in arrears, with the first installment being payable on the first (1st) day of May, 1997, and subsequent installments being payable on the first (1st) day of each succeeding month thereafter until March 26, 2002 (the "Maturity Date"), at which time the entire outstanding principal balance, together with all accrued and unpaid interest shall be immediately due and payable in full.

         The indebtedness evidenced hereby may be prepaid in whole or in part, at any time and from time to time, without penalty. Any such prepayments shall be credited first to any accrued and unpaid interest and then to the outstanding principal balance hereof.

         Time is of the essence of this Note. It is hereby expressly agreed that in the event that any default be made in the payment of principal or interest as stipulated above, or in the event that any default or event of default shall occur under that certain Loan Agreement dated as of March 12, 1996, between Maker and Payee (as may be amended from time to time, the "Loan Agreement"), default or event of default is not cured following the giving of any applicable notice and within any


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applicable cure period set forth in said Loan  Agreement;  or should any default by Maker be made in the performance or observance of any covenants or conditions contained in any other instrument or document now or hereafter evidencing, securing or otherwise relating to the indebtedness evidenced hereby (subject to any applicable notice and cure period provisions that may be set forth therein); then, and in such event, the entire outstanding principal balance of the indebtedness evidenced hereby, together with any other sums advanced hereunder, under the Loan Agreement and/or under any other instrument or document now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby, together with all unpaid interest accrued thereon, shall, at the option of Holder and without notice to Maker, at once become due and payable and may be collected forthwith, regardless of the stipulated date of maturity. Upon the occurrence of any default as set forth herein, or in the Loan Agreement at the option of Holder and without notice to Maker, all accrued and unpaid interest, if any, shall be added to the outstanding principal balance hereof, and the entire outstanding principal balance, as so adjusted, shall bear interest thereafter until paid at an annual rate (the "Default Rate") equal to the lesser of (i) the rate that is two percentage points (2.0%) in excess of the above-specified interest rate, or (ii) the Maximum Rate in effect from time to time, regardless of whether or not there has been an acceleration of the payment of principal as set forth herein. All such interest shall be paid at the time of and as a condition precedent to the curing of any such default.

         In the event this Note is placed in the hands of an attorney for collection, or if Holder incurs any costs incident to the collection of the indebtedness evidenced hereby, Maker and any endorsers hereof agree to pay to Holder an amount equal to all such costs, including without limitation all actual reasonable attorney's fees and all court costs.

         Presentment for payment, demand, protest and notice of demand, protest and nonpayment are hereby waived by Maker and all other parties hereto. No failure to accelerate the indebtedness evidenced hereby by reason of default hereunder, acceptance of a past-due installment or other indulgences granted from time to time, shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable laws. No extension of the time for payment of the indebtedness evidenced hereby or any installment due hereunder, made by agreement with any person now or hereafter liable for payment of the indebtedness evidenced hereby, shall operate to release, discharge, modification, change or affect the original liability of Maker hereunder or that of any other person now or hereafter liable for payment of the indebtedness evidenced hereby, either in whole or in part, unless Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         The indebtedness and other obligations evidenced by this Note are further evidenced by (i) the Loan Agreement and (ii) certain other instruments and documents, as may be required to protect and preserve the rights of Maker and Payee as more specifically described in the Loan Agreement.

         All agreements herein made are expressly limited so that in no event whatsoever, whether by reason of advancement of proceeds hereof, acceleration of maturity of the unpaid balance hereof



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or  otherwise,  shall the amount paid or agreed to be paid to Holder for the use of the money advanced or to be advanced hereunder exceed the Maximum Rate. If, from or circumstances whatsoever, the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby shall involve the payment of interest in excess of the Maximum Rate, then, ipso facto, the obligation to pay interest hereunder shall be reduced to the Maximum Rate; and if from any circumstance whatsoever, Holder shall ever receive interest, the amount of which would exceed the amount collectible at the Maximum Rate, such amount as would be excessive interest shall be applied to the reduction of the principal balance remaining unpaid hereunder and not to the payment of interest. This provision shall control every other provision in any and all other agreements and instruments existing or hereafter arising between Maker and Holder with respect to the indebtedness evidenced hereby.

         This Note is intended as a contract under and shall be construed and enforceable in accordance with the laws of the State of Tennessee, except to the extent that federal law may be applicable to the determination of the Maximum Rate.

         As used herein, the terms "Maker" and "Holder" shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

         IN WITNESS WHEREOF, the Maker has caused this instrument to be executed by its duly authorized officer, and its seal to be affixed and adopted, as of the day written above.

                                             MAKER:

                                             CONSUMAT ENVIRONMENTAL
                                               SYSTEMS, INC.,
                                             a Virginia corporation

ATTEST:

By: /s/ Patricia B. Bradley
      Patricia B. Bradley,
        Corporate Secretary

By: /s/ Robert L. Massey
    Robert L. Massey, President and
        Chief Executive Officer

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